                                                                     EXHIBIT 4.4

                [FORM OF CERTIFICATE GUARANTY INSURANCE POLICY]

                                Ambac Assurance Corporation
                                c/o CT Corporation Systems
                                44 East Mifflin Street, Madison, Wisconsin 53703 Administrative Office:
                                One State Street Plaza, New York, New York 10004
                                Telephone: (212) 668-0340

AMBAC
CERTIFICATE GUARANTY INSURANCE POLICY

Insured Obligations:                    Policy Number:

                                        Premium:

AMBAC ASSURANCE CORPORATION (AMBAC) A Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees unconditionally and irrevocably to pay to the Trustee for the benefit of the Holders of the Insured Obligations, that portion of the Insured Amounts which shall become Due for Payment but shall be unpaid by reason of Nonpayment.

Ambac will make such payments to the Trustee from its own funds on the later of
(a) one (1) Business Day following notification to Ambac of Nonpayment or (b) the Business Day on which the Insured Amounts are Due for Payment. Such payments of principal or interest shall be made only upon presentation of an instrument of assignment in form and substance satisfactory to Ambac, transferring to Ambac all rights under such Insured Obligations to receive the principal of and interest on the Insured Obligation. Ambac shall be subrogated to all the Holders' rights to payment on the Insured Obligations to the extent of the insurance disbursements so made. Once payments of the Insured Amounts have been made to the Trustee, Ambac shall have no further obligation hereunder in respect of such Insured Amounts.

In the event the Trustee for the Insured Obligations has notice that any payment of principal or interest on an Insured Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Trustee has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

This Policy is noncancelable by Ambac for any reason, including failure to receive payment of any premium due hereunder. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of Ambac, nor against any risk other that Nonpayment, including failure of the Trustee to make any payment due Holders of Insured Amounts.

To the fullest extent permitted by applicable law, Ambac hereby waives and agrees not to assert any and all rights and defenses, to the extent such rights and defenses may be available to Ambac, to avoid payment of its obligations under this Policy in accordance with the express provisions hereof.

Any capitalized terms not defined herein shall have the meaning given such terms in the endorsement attached hereto or in the Agreement.

In witness whereof, Ambac has caused this Policy to be affixed with its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as their original signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ P. Lassiter                                  /s/ Stephen D. Cooke
-------------------------------                  -----------------------------
President                                        Secretary
               [Seal of Ambac Assurance Corporation]

Effective Date:                                  Authorized Representative:

                   CERTIFICATE GUARANTY INSURANCE ENDORSEMENT


Attached to and forming                           Effective Date of Endorsement:
part of Policy #________                                       November __, 1997
issued to:


U.S. Bank National Association
as Trustee for the Holders of
Capitol Revolving Home Equity Loan Asset Backed
Certificates, Series 1997-1


     For all purposes of this Policy, the following terms shall have the following meanings:

     "Agreement" shall mean the Pooling and Servicing Agreement dated as of November 1, 1997 between Chevy Chase Bank, F.S.B., as Transferor and Servicer, and U.S. Bank National Association, as Trustee, as such Agreement may be amended, modified or supplemented from time to time as set forth in the Agreement.

     "Certificate Account" shall mean the account created and maintained with the Trustee for the benefit of the Certificateholders and the Insurer pursuant to Section 3.2 of the Agreement.

     ["Certificate Insurance Draw Amount" shall mean, with respect to any Distribution Date, the sum of (a) the amount, if any, by which (i) the aggregate of the full amounts to be distributed to the Holders of the Investor Certificates pursuant to Sections 5.1(a)(ii) and 5.1(a)(iii) of the Agreement exceeds (ii) the amount of Investor Interest Collections on deposit in the Certificate Account on the Business Day preceding such Distribution Date that is available to be applied therefor and (b) the amount, if any, required to reduce the Investor Certificate Principal Balance

(after giving effect to all other amounts distributable and allocable to principal on the Investor Certificates on such Distribution Date) to the Invested Amount (after giving effect to the distributions of Investor Interest Collections and Investor Principal Collections that are allocable to principal on the Investor Certificates on such Distribution Date) for such Distribution Date. Notwithstanding the foregoing, on the earlier of the Stated Maturity Date or the Dissolution Distribution Date, the Certificate Insurance Draw Amount shall equal an amount equal to the sum of (i) any amount calculated pursuant to the preceding sentence and (ii) an amount equal to the Investor Certificate Principal Balance after giving effect to all other amounts distributed to Investor Certificateholders in reduction of the Investor Certificate Principal Balance.]

     "Certificate Insurance Policy" or "Policy" shall mean this Certificate Guaranty Insurance Policy together with each and every endorsement hereto.

     "Distribution Date" shall mean the 20th day of any month (or if such 20th day is not a Business Day, the first Business Day immediately following) beginning with the First Distribution Date.

     "Due for Payment" shall mean the Business Day immediately preceding the Distribution Date on which Insured Amounts are due.

     "First Distribution Date" shall mean December 22, 1997.

     "Holder" shall mean any person who is the registered owner or beneficial owner of any Investor Certificate.

     "Insurance Agreement" shall mean the Insurance and Indemnity Agreement, dated as of November __, 1997, among Chevy Chase Bank, F.S.B., as Transferor and Servicer, U.S. Bank National Association, as Trustee, and Ambac Assurance Corporation, as Insurer, as such Agreement may be amended, modified or supplemented from time to time.

     "Insured Amounts" shall mean, with respect to any Distribution Date, the Certificate Insurance Draw Amount for such Distribution Date.

     "Insured Payments" shall mean, with respect to any Distribution Date, the aggregate amount actually paid by the Insurer to the Trustee in respect of Insured Amounts for such Distribution Date.

     "Insurer" shall mean Ambac Assurance Corporation, or any successor thereto, as issuer of the Certificate Insurance Policy.

     "Investor Certificates" shall mean any one of the Certificates designated as an Investor Certificate, substantially in the form set forth in Exhibit A to the Agreement.

     "Late Payment Rate" shall mean for any Distribution Date, the greater of
(i) the rate of interest, as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2% and (ii) the then applicable highest rate of interest on
                ----
the Investor Certificates. The Late Payment Rate shall be computed on the basis of a year of 360 days and the actual number of days elapsed. In no event shall the Late Payment Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

     "Nonpayment" shall mean, with respect to any Distribution Date, a Certificate Insurance Draw Amount, owing in respect of such Distribution Date.

     "Premium Percentage" shall have the meaning set forth in the Insurance Agreement.

     "Reimbursement Amount" shall mean, as to any Distribution Date, the sum of
(x) (i) all Insured Payments paid by the Insurer, but for which the Insurer has not been reimbursed prior to such Distribution Date pursuant to Section 5.1(a) of the Agreement, plus (ii) interest accrued thereon, calculated at the Late
                  ----
Payment Rate from the date the Trustee received the related Insured

Payments, and (y) without duplication (i) any amounts then due and owing to the Insurer under the Insurance Agreement plus (ii) interest on such amounts at the
                                      ----
Late Payment Rate.

     "Trustee" shall mean U.S. Bank National Association or its successor-in-interest, in its capacity as trustee under the Agreement, or if any successor trustee or any co-trustee shall be appointed as provided therein, then "Trustee" shall also mean such successor trustee or such co-trustee, as the case may be, subject to the provisions thereof.

     Capitalized used herein and not otherwise defined shall have the meaning assigned to them in the Agreement.

     The Insurer hereby agrees that it shall be subrogated to the rights of Holders by virtue of any previous payment under this Policy provided that no recovery of such payment will occur unless the full amount of the Holders' allocable distributions for such Distribution Date can be made. In so doing, the Insurer does not waive its rights to seek full payment of all Reimbursement Amounts owed to it under the Agreement.

     The terms and provisions of the Agreement constitute the instrument of assignment referred to in the second paragraph of the face of this Policy.

     A premium will be payable on this Policy on each Distribution Date as provided in Section 5.1(a) of the Agreement, beginning with the First Distribution Date, in an amount equal to the product of (i) the Premium Percentage and (ii) the Investor Certificate Principal Balance on the prior Distribution Date (after giving effect to any distributions to be made on such Distribution Date); provided that on the First Distribution Date, the premium will be equal to the product of the (i) Premium Percentage and (ii) the Original Investor Certificate Principal Balance.

     The insurance provided by the Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

     The Policy to which this Endorsement is attached and of which it forms a part is hereby amended to provide that there shall be no acceleration payment due under the Policy unless such acceleration is at the sole option of the Insurer. The Policy is further hereby amended, to the extent necessary, to clarify that the reference to "loss of any prepayment or any other acceleration payment" in the fourth paragraph of the face of the Policy does not refer to that portion of any shortfall, if any, in interest on any mortgage loan in any month in which such mortgage loan is paid prior to its stated maturity.

     Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

     This Policy is issued under and pursuant to, and shall be construed under, the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the Insurer has caused this Endorsement to the Policy to be signed by its duly authorized officers.


Vice President                                     Secretary